Exhibit 99.1

On October 19, 2018, The Interpublic Group of Companies, Inc. held a conference call to discuss its third-quarter and first-nine-months 2018 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani
J.P. Morgan

Tim Nollen
Macquarie Research

Benjamin Swinburne
Morgan Stanley

Steven Cahall
RBC Capital Markets

Jason B. Bazinet
Citi Research

Daniel Salmon
BMO Capital Markets

David Joyce
Evercore ISI

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third quarter 2018 conference call. . . . I would now like to turn over the call to Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our third-quarter and year-to-date results. I’ll start by covering the highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are pleased to again report strong financial performance. Third-quarter net revenue organic growth was 5.4%. Our adjusted operating income increased 7% to $273 million, adjusted for one-time transaction expenses from our acquisition of Acxiom. Operating margin, similarly adjusted, expanded 50 basis points from a year ago to 14.4%.
The quarter reflects our continued growth in every major world region. U.S. organic growth was 5.0%, while international growth was 6.0%, highlighted by strong increases across LatAm, AsiaPac, Continental Europe and the U.K.
We also continued to drive growth across all of our major service disciplines, led by notably strong performance in media and increases in advertising, public relations and at our digital specialist agencies. The extensive list of contributing agencies is headed up by Mediabrands, FCB, McCann Worldgroup, Huge, R/GA, Weber Shandwick, Golin, MullenLowe and Octagon.
In terms of client sectors in the quarter, our growth was paced by healthcare, tech & telecom, financial services and consumer goods. We saw both existing client increases from a year ago and the benefit of net new business wins.

Through nine months, organic growth was 4.9%, a strong year-to-date result that, again, was driven by increases in every major world region and discipline.
Growth at these levels continues to underscore the distinctive talents of our people and the strength of our agency brands, as well as the differentiated structure of our Company. Our approach to highly strategic areas, such as our expanding capabilities in data and analytics, and our ability to create seamless open-architecture solutions across our agencies, has been consistently validated in our results. These are competitive strengths that drive business results for clients and sustain the growth leadership that you are seeing from us once again today.
Third-quarter diluted earnings per share was $0.41 as reported and was $0.48 as adjusted for transaction expenses for our acquisition of Acxiom and for business dispositions in the quarter. That compares with adjusted diluted EPS of $0.37 a year ago, an increase of 30%.
For the nine-month period, diluted EPS was $0.75 and was $0.93 as adjusted.
Turning to our outlook for the full year, you will recall that we came into 2018 with financial targets of 2-3% organic growth and 60-70 basis points of operating margin expansion. We raised our sights in April to the high end of the growth range and raised it again following our strong second quarter, to 4.0-4.5% for the full year.
Through nine months, we are confident that performance to date and the current tone of business have us on track to meet or exceed this higher revenue growth range. Along with that, we have also increased our investment in the talent and tools to support current and future growth, while continuing to drive towards our target of 60-70 basis points of net revenue margin expansion, excluding one-time deal costs.
As you know, the quarter was highlighted not only by strong performance, but also by the steps we took to further strengthen our offerings and extend our Company’s industry leadership going forward. The quarter began with our announcement that we would acquire Acxiom Marketing Solutions, and concluded with our well-received transaction financing in the debt capital markets, followed by our acquisition closing on October 1st.
Acxiom is a world-class data asset. There are many opportunities between our companies, which we’ll discuss later, but it’s important to note that, with ownership, we get Acxiom’s first-party data management business. As all companies look to make their first-party data work harder for them, and do so in an increasingly regulated and secure environment, Acxiom is considered the premiere provider of these services.
Furthermore, we see Acxiom’s ability to leverage data for marketing insights as the foundation for a growing set of opportunities in partnership with our own media business, plus our advertising and marketing services across our Company.
Since data is playing an increasingly central role in consumer engagement and in the creation of the most effective media and marketing solutions, we believe this is a transformational acquisition for IPG.
Accordingly, Acxiom’s expertise and scale position us to deliver unparalleled benefits to our clients. The reception of our acquisition by our people and the people of Acxiom, and the support and enthusiasm of both organizations’ clients, has been both gratifying and additionally encouraging.

In my closing remarks, I’ll have additional thoughts on Acxiom, and the many opportunities ahead of us, along with an update on our agencies.
So at this stage, I’ll turn it over to Frank for additional details on our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As usual, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of our results:

•	Organic growth of our net revenue was 5.4% in the third quarter. That reflects strong worldwide performance, with U.S. growth of 5.0% and international growth of 6.0%.

•	For the nine months year-to-date, organic growth was 4.9%, with the U.S. up 4.6% and international growth of 5.4%.

•
Q3 operating profit was $262 million and was $273 million as adjusted to exclude one-time costs of the Acxiom transaction in operations. Operating margin was 14.4%, again excluding the deal costs, which is an increase of 50 basis points from a year ago.

•
Our third-quarter results include a total of $24.6 million of one-time deal expenses from the Acxiom transaction. That consists of $11.0 million in operations in our SG&A expense, and $13.6 million below operating income. The quarter also includes $5.8 million of non-operating losses from sales of small nonstrategic agencies. Our adjusted results exclude these items.

•	Diluted EPS in the quarter was $0.41 and was $0.48 as adjusted.

•	For the nine months, diluted EPS was $0.75 and was $0.93 as adjusted this year, compared with $0.73 a year ago, an increase of 27%.

•
Our Acxiom acquisition financing consisted of $2.0 billion of senior notes, in four $500 million tranches, and was completed on September 21st. In addition, we also took down our $500 million acquisition term-loan facility, and that was on October 1.

Turning to slide 3, you will see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
On slide 4:

•	Net revenue was $1.896 billion, which was an increase of 3.4% from Q3-17.

•	The impact of the change in exchange rates was a negative 1.3%, while net dispositions of small, nonstrategic agencies were a negative 70 basis points.

•	The resulting organic increase was 5.4%.

On the bottom half of this slide:

•	Net revenue organic growth was 5.7% at our Integrated Agency Network segment. We had contributions to the growth from all IAN disciplines and across all of our largest agencies.

•	CMG grew 3.9% organically, led by our public relations agencies Weber Shandwick and Golin, and by our Octagon sports marketing agency.

Moving on to slide 5, net revenue change by region:

•	U.S. organic growth was 5.0% in Q3:

◦	Increases were broadly shared across disciplines and agencies, most notably at Mediabrands, FCB, Huge, Weber Shandwick, Golin and Octagon.

◦	In terms of client sectors, we were led in the U.S. by healthcare, financial services, auto & transportation and consumer goods.

•	Organic growth was 4.6% for the nine months.

•	Turning to international markets:

◦
We posted another strong quarter in the U.K., which grew 6.8% organically. Performance was led by our creatively-driven integrated offerings at McCann, a strong contribution from Mediabrands and growth at R/GA. Year to date, U.K. organic growth has been outstanding at 9.7%.

◦
In Continental Europe, Q3 organic growth was also strong at 5.8%, with contributions from both new business wins and increases with existing clients. We grew in each of our largest national markets - Spain, Italy, Germany and France - as well as in many of the smaller markets. For the nine months, organic growth was 6.0%.

◦
AsiaPac growth accelerated to 7.5% in Q3, supported by increases across nearly all agencies. Among our largest regional markets, we saw strong growth in India, Japan and China, while Australia decreased.

◦	LatAm grew 12.4% organically. We continued to have very strong growth in Mexico, Argentina and Colombia, while Brazil returned to growth in Q3. For the nine months, organic growth was 9.1%.

◦	In our Other Markets group, net revenue decreased 1.6% organically. Our growth in Canada was more than offset by decreases in the Middle East.

Moving on to slide 6 and operating expenses:

•	Net operating expenses, excluding the one-time transaction costs, increased only 2.9% under our net revenue growth of 3.4%.

•	Our ratio of salaries & related expenses to net revenue in the quarter improved by 50 basis points from a year ago, to 66.0% in the quarter.

◦
We drove operating leverage on our expenses for base payroll and on our expense category of “other” salaries & related expenses. Going the other way, we de-levered against increased expense for performance-based incentive compensation, a result of our stronger financial performance, and against increased expense for temporary labor.

◦	Our total headcount at quarter end was approximately 51,400, which is an increase of 2% from a year ago.

•
Our office & other direct expenses were 16.7% of net revenue in the quarter, compared with 16.5% in Q3-17. We had ten basis points of occupancy leverage, but de-levered by 30 basis points on “all other” office & direct expenses in the quarter. Through nine months, operating leverage on office & other expenses improved by 20 basis points.

•
Our selling, general & administrative expense increased to $21.6 million as reported. That includes $11.0 million of Acxiom transaction expenses. Excluding deal expenses, SG&A expense was $10.6 million in the quarter, compared with $13.6 million.

•	Depreciation & amortization expense was $44.0 million and was 2.3% of net revenue.

Slide 7 is the bridge between our reported diluted earnings per share of $0.41 to the adjusted $0.48 per diluted share:

•	As you can see, the expense of business dispositions was $0.01 per share.

•	Acxiom transaction expenses were $0.05 per share. These are almost entirely legal and banking costs, along with a small amount of net interest expense due to prefunding ahead of closing.

•	A similar bridge for the nine-month period is in the appendix to the presentation on slide [19].

•	Just to note, we expect to record additional Acxiom transaction expenses in Q4, and will call those out accordingly.

On slide 8 we turn to cash flow.

•	Cash from operations in Q3 was $231 million. Working capital used $30 million.

•	Our investing activities used $59 million in the quarter, mainly for cap-ex.

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Financing activities generated $1.2 billion, a result of the $2.0 billion from our debt issuance netted against a decrease of $674 million in short-term debt. Our common stock dividend used $80 million.

•	Our net cash increase in the quarter was $1.37 billion.

Turning to the current portion of our balance sheet on slide 9, we ended the third quarter with $1.86 billion of cash and equivalents. That would be a seasonally high cash level for September, but it reflects the proceeds of our debt issued on September 21st, less the reduction of outstanding commercial paper. We completed the Acxiom transaction on October 1st.
On slide 10, total debt on September 30th was $3.3 billion. On October 1st, we also borrowed on the $500 million term-loan facility from our bank group. Accordingly, this picture of our debt maturities totals $3.8 billion.
To finance the Acxiom transaction, we issued four debt tranches in September of $500 million each, with maturities of two, three, ten and 30 years. Those are shown in blue on this slide. We were very pleased with the participation we received from the fixed-income community, with the offerings more than six times oversubscribed, and we thank them for their support.
The term loan facility matures in 2021, which is indicated here, but is pre-payable in part or in whole before maturity. And we thank our bank group as well.
Our credit ratings remain where they were prior to the transaction: Baa2, BBB and BBB+ by, respectively, Moody’s, S&P and Fitch. In the case of S&P, they moved us to a negative outlook, while outlooks at Moody’s and Fitch are stable. As we have said previously, we are committed to maintaining solid investment-grade ratings, and to significant financial deleveraging over the next few years.
In the presentation appendix, on slide 21, we have provided a perspective on income statement modeling for the Acxiom acquisition. As a reminder, beginning with the fourth quarter, and for the full year, we will be adding metrics on EBITA, EBITA margin and adjusted EPS.
In summary, on slide 11, it has been a strong quarter and first nine months. We are pleased with performance and looking forward to the next stages of our growth, and with Acxiom on board.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.

Of course we are pleased with our results in the quarter in terms of growth and profitability, which continue to distinguish us from our peer group.
At IPG we have been addressing both the opportunities and challenges of an evolving marketing landscape for many years. We have had a differentiated approach on how we collaborate, on building out our digital capabilities, our commitment to transparent media practices and business innovation, and now, recently, our significant investment in data.
Taken together, these strategic steps have positioned IPG to address the challenges of the modern market.
Furthermore, our values and our culture are the reasons we’re able to attract the best talent, and it’s why clients want to do business with us. A decade ago, we put in leadership across our agencies who, like us, believed in investing in our agency brands, which allowed us to embed digital expertise across the organization, including in media, advertising, PR, healthcare, activation, branding and our marketing services.
Our leadership understands that creativity and insights are heightened when you have diverse teams and an inclusive workplace, especially one where people feel empowered to come forward and report issues that run counter to our values. Since that time, we’ve had stable and collaborative leadership in our organization, leaders who believe in our vision of strong agency brands that work together. This becomes especially important when others are disinvesting in their brands.
We believe our strategic decisions over the years, coupled with our talent-centric culture, one that’s focused on collaboration, diversity and inclusion, have led us to another year of distinctive growth.
Looking forward, it’s key to keep in mind that ours is a constantly changing media and consumer environment, and new opportunities for clients are a part of the business that keeps us energized. In gauging the tone of the business for the balance of the year, we see a continued flow of opportunities, with existing and potential new clients, which underscores our confidence in attaining the higher growth targets we set out earlier this year.
Furthermore, we are net-new-business positive so far this year.
In terms of margin, the quarter demonstrated that we can balance business reinvestment with expanding profitability. As we enter our important fourth quarter, we are fully focused on continuing to enhance margin and achieve our targets for the year.
Highlights in the quarter were led by Mediabrands, which once again posted very strong top and bottom-line growth. The headline wins for UM were Quicken Loans, as well as their retention of Charles Schwab, a key win given the agency’s nine-year relationship with the brand and the fact that every holding company competed for the business. In addition, both UM and Initiative were deeply invested in several major industry pitches during the quarter, including American Express, which was awarded to UM last week.
Initiative had a string of wins during the first half of the year, including Revlon and Converse, and in the third quarter secured the Liverpool Victoria insurance company, a major U.K. advertiser. Their return to strong growth is a great story for IPG and the industry. In fact, the media agency report COMvergence ranked Initiative the #1 agency in net new business wins, naming it the best-performing media agency through the first half of 2018.
Our creative networks, once again, drove solid growth in the quarter.

FCB delivered continued progress, a reflection of the network’s focus on its creative product, clients and culture. Recent successes include the Kimberly-Clark global assignment win and FCB Canada’s win of Home Depot. FCB Health continued its impressive performance with multiple, substantial new business wins. The agency is involved in several large pitches, as well, especially in the Chicago and New York offices.
McCann’s performance was driven by strong growth in the U.K. and Latin America, gains in the U.S., as well as a number of additional international markets. Just last week, McCann U.K. was named Effectiveness Network of the Year at the 2018 IPA Effectiveness Awards. In addition, McCann Worldgroup India was named Agency of the Year at the 4A’s 2018 Jay Chiat Awards last week. New business wins in the quarter included additional global assignments from Reckitt Benckiser and the Opel auto brand in Europe. McCann Health continued its strong performance in the quarter and continued to garner industry recognition for sector leadership.
MullenLowe also delivered solid revenue growth, adding new brands to their client roster in Q3, including Staples and Caesars Entertainment, and more recently the U.K.’s Co-Op Bank. MullenLowe Mediahub continues to be a star in both new business and recognition, winning Bloomin’ Brands last week. You may have seen the attention-getting cover image on Adweek last month celebrating Mediahub’s win of Best in Show for a campaign it did for Netflix. MullenLowe is also growing its business transformation consulting practice and saw some nice wins in that space.
As we have mentioned on recent calls, we continue to see an improved tone of business among CPG clients, with growth in the sector in Q3 and year-to-date.
Among our marketing services agencies in CMG, we saw an acceleration of top-line growth, which we expect to continue heading into the fourth quarter, which includes a number of new business wins.
Octagon, our sports marketing firm, was notably strong in the quarter, with a renewed focus on big-event strategy for upcoming Olympics, World Cup and music and entertainment events. Their growth was followed closely by Weber Shandwick, which launched a new agency model called The X Practice, bringing together the power of the PR firm’s global technology practice, data analytics, media, digital and creative technology talent to better support major clients. This platform served as a catalyst for the PR industry’s two biggest wins of the year, including IBM.
Our digital-first agencies continue to lead the industry with new offerings, creative products and digital marketing, with R/GA, Huge and MRM//McCann each having defined strong and unique brand positioning. Under new leadership, Huge has been focused on creating experiences that connect on- and offline marketing to engage users and deliver value. They’ve also appointed new U.S. and U.K. Managing Directors as the agency continues to expand its footprint in Europe. We’re excited to see what they can deliver for clients moving forward.
Our U.S. independents round out the portfolio. These agencies deliver a range of integrated services to their clients, and can also combine with the rest of the IPG offering on our collaborative open-architecture solutions. During the quarter, highlights within this group included Deutsch’s win of Newman’s Own and The Martin Agency’s win of Wizards of the Coast, a Hasbro brand. Just this month, EP+Co announced their win of LinkedIn. This comes on the heels of a very strong start of the year for this South Carolina-based agency, which won clients like Lowe’s and John Deere in highly competitive national pitches. EP+Co continue to do some of the industry’s most innovative digital work for clients like Denny’s and Lenovo.

As mentioned earlier, at IPG we believe in our brands and continue to invest behind them. As you know, our open-architecture strategy was an early foray into addressing the challenges of an increasingly complex marketing and consumer landscape, bringing together the best specialists to act collectively on behalf of a client. Our success on that front has meant the Company has been able to post strong results without needing to restructure our major brands. Some open-architecture successes in the quarter included Honeywell, where we created a custom agency powered by digital and B2B marketing specialist MRM//McCann, experiential agency Jack Morton, PR firm Weber Shandwick and a range of specialist agencies from across the holding company. In addition, the Columbia Sportswear win was an open-architecture solution that brought together a cross-section of IPG agencies, led by McCann Worldgroup. In addition, the other large PR consolidation this quarter was Novartis, which was won by a range of IPG agencies, including Weber Shandwick, Creation, dna Communications, Golin and Virgo Health.
As you know, we closed on Acxiom on October 1st, as mentioned earlier. Their core business of managing first-party data for their own clients is a steady and growing business.
We continue to believe that this acquisition will create revenue opportunities for our organization, starting with our media offering where the prospects are the greatest. With Acxiom, our Company can now deliver foundational data management capabilities to our clients, including many of the world’s largest brands. This is a critical capability. Increasingly, our largest clients have tasked us with creating cross-channel brand experiences that leverage their first-party data, advertising and marketing technologies, as well as creative insights. With Acxiom, we are better able to answer that need and, in the process, become better partners for our clients.
We know how important data privacy is to marketers and to consumers - we see daily headlines that remind us of that. Acxiom’s best-in-class knowledge of data management coupled with its industry-leading reputation for ethical standards in data gathering and respect for consumer privacy are values we share. They are key reasons why our partnership will add to shareholder value.
Going forward, our targets for the full year are net revenue organic growth of 4.0-4.5% in 2018. We remain committed to furthering our long-term record of margin expansion as well, with 60-70 basis points of improvement, as updated on our last call. Of course, we remain committed to deleveraging our balance sheet, and the return of capital to our shareholders in the form of increasing dividends. We expect to resume our share repurchases in a reasonable timeframe.
We view our current performance and long-term strategy as significant factors that will continue to further value creation and enhance shareholder value.
As always, we thank you for your time and support. And with that, I’ll open it up for your questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from Alexia Quadrani. Your line is open. With J.P. Morgan. Your line is open.

Alexia S. Quadrani, J.P. Morgan:
Good morning. Thank you very much. Michael, another really very impressive quarter. Any color you might be seeing in the marketplace? I’m trying to understand what is different for you guys now versus a year ago. I know you mentioned the consumer packaged goods companies, the consumer goods companies are stronger, which is fantastic news now year-to-date. Anything else that you see has really changed?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thanks, Alexia. And by the way, welcome back!
Ms. Quadrani:
Thank you.
Mr. Roth:
That question was frankly asked in the last quarter, and my comment, which has been quoted, is, “Why don’t you just believe we’re better than everyone else?” But I mentioned it in my remarks. I think the way we are structured as a company is a key differentiator. We actually believe in the brands within the agency, and we didn’t even need to restructure our Company.
The key to that is our focus on our clients and what they need. So, when appropriate, we use the open-architecture model, which we’ve been doing now for 12 years. And you can’t do that unless (a) you have the best talent and tools available to our people. The second is, they have to have a good feeling that they can call upon other resources within IPG and leverage that on a collaborative basis. And we’re seeing that in the marketplace. I mentioned just two wins where we used the open architecture, but it’s not even just in the wins. We have the ability to bring in other IPG resources when a given network feels the firepower that another agency can bring can help. Now, of course, we do that recognizing issues of conflict, and we don’t run afoul with that. So that’s the one caveat on that part of it that we have to maintain. But I do believe that clients believe that we are looking out for their best benefit, not necessarily our own silos. And when you have a relationship with clients like that, it makes a difference. And so I think that’s certainly a key factor in why we’re doing better.
The other part of it is, we’ve spent a lot of time, money and tools and resources to invest in our talent. And without the talent that brings that to life with our clients, none of this works. And our mantra is, client first, and our people are comfortable focusing on clients and know that they’re within an organization that values their career and the opportunities for them as well.
So I always talk about us being different than the other holding companies. I think that’s reflective in the environment and our values, and that just works out to the clients that want to do business with us and us being able to meet their needs on a seamless basis.
Ms. Quadrani:
Michael, that’s a great explanation of how come you have had such a relative outperformance versus your peers, which obviously is continuing. But I’m looking more also, why are you also - IPG - doing better than you guys did a year ago? Is it the clients are recognizing all these things that you just elaborated on? Or is the overall environment a little bit better? I’m trying to get a sense of how come it’s better now.
Mr. Roth:
Well, there’s no question that the tone of the business is better. I mean - and remember, 60%, 61% of our business is in the U.S. - the tone of our business and the strength of our business in the U.S. is very solid.

Look at our media offerings right now. That clearly is where a lot of the pitches are, where clients are looking for us to add value, and our media businesses are best-in-class. And now they’re further strengthened with the opportunity to work with Acxiom to bring the insights that are necessary. What I really - I mentioned this, well, it’s worth saying again - we’re going to start using Acxiom and Mediabrands as our first volley in terms of the opportunities that’s created on a synergy basis and on an opportunity basis, both with respect to Acxiom as well as the IPG clients. We’ve had inbound inquiries from our existing clients to see what Acxiom can do for us, as does - the Acxiom clients have inbound questions as to what IPG can bring. But we also see this as an opportunity for our creative agencies, because they, too, need to get insights that are necessary to reach the consumers in an effective way.
So I think it’s an indication that we are looking forward to the future of what’s necessary. And frankly, in the marketplace, clients look to see whether we continue to invest and have those kind of resources.
It doesn’t hurt that the economic environment is better. We see the U.K. for example, and Continental Europe. I’ve said this before, and that is, we have 8%, 9% in those respective markets. So one or two clients can make a difference in our results, and we’ve been fortunate in terms of some new business wins in those markets and retention of clients in those markets. And those clients are doing fairly well and investing. So I think that’s part of the answer. And the other part of it is that the general tone, for example, in Latin America. We see very strong recovery in various markets. And even Brazil, which has been a problem for us, and for everybody else, we saw a return to growth this quarter, and that’s as a result of some additional new business wins. So I think it’s a combination.
And the final point, which is one that I’m - is a really good indicator: if you look at our top-20 clients, for the last couple of quarters, we were relying a lot on the project-based businesses. Remember, we were talking about project-based businesses, the large ones, you have to find repeats, and we weren’t finding as many repeat large project-based businesses. When you look at our top-20 clients, which aren’t necessarily considered project-based, although some of the work there is projects, we’ve seen a return to good growth in our top-20 clients. So I think that’s a solid backbone of IPG because we have some of the world’s largest clients in terms of marketing and services and advertising, and we’re seeing a recovery there. So I think that’s a key point.
Ms. Quadrani:
That’s all very helpful. Can I just squeeze in one more question about Acxiom? You - a lot of your peers are restructuring and divesting, you seem to be building. Post-Acxiom, do you feel you’re well-positioned in terms of you have everything you need to compete going forward?
Mr. Roth:
Well, we did do some dispositions. We committed to looking at our portfolio and eliminating businesses that aren’t strategic and not being accretive to us from a margin point of view. But those are one-offs. But our solid core - we had the luxury of looking at our strategic assets when we were going through some difficult periods. And we eliminated, remember our first year, I think we closed 50 agencies on a worldwide basis. So we’ve been repositioning for a while. And right now, we have our core businesses, and they’re all contributing in a way that we’re comfortable with or have opportunities to contribute more. So we think our core businesses are where they should be.
We don’t see any holes in any of our offerings, so there’s no need for us to go out and do another transformational transaction such as Acxiom. So we’ll continue to invest in our brands, use our open architecture as the market dictates, invest in our new acquisition, Acxiom, working with Mediabrands, which is our big growth vehicle right now in the marketplace. And we’re very well-positioned to compete, and I think our results reflect that.
Ms. Quadrani:
Well, thank you very much.

Operator:
Our next question comes from Tim Nollen with Macquarie. Your line is open.
Tim Nollen, Macquarie Research:
Thanks. A couple of questions on Acxiom, please, and one about your creative business. On Acxiom, could you give us a little bit more color as to what Acxiom did to contribute to the American Express win, which I believe was the situation? Also, the numbers you’ve given on Acxiom in the slides in the back of the deck are the same as what you gave on the account, on the announcement of the acquisition. Are there any updates you can give us to help us with modeling this in? And why not, given the updated numbers since March 31st? And then, lastly, sort of a follow-up to Alexia’s question. I wanted to ask you about your creative businesses because a couple of your peers at least have talked about weakness on the creative side, and yet you seem to be doing very well. What is the difference? Is it investment in talent? Or why are you doing a good job at creative while some of your peers are not?
Michael Roth, Chairman of the Board and Chief Executive Officer:
All of that. Okay. Thank you, Tim. Let me start with the creative, because you’re right. I mean, in fact, one of our competitors acknowledged when they were going through their restructuring that they were not as strong as the other holding companies. And in fact, they called out IPG and McCann -
Mr. Nollen:
They named you specifically.
Mr. Roth:
Okay. So yes, we’re very proud of our creative capabilities. We feel creativity and creative offerings are critical to the growth of our Company, so we, yes, we’ve invested in talent. If you look at the key creative talent that we have at McCann, in terms of FCB, MullenLowe and our independent agencies, these are top-notch creative people that have been recruited to IPG, frankly now a couple of years ago, and the investments we’ve made in them and the people they were able to recruit going forward is paying off very nicely in terms of the core businesses and their growth. And that’s the beauty of our open architecture, and that is what clients are really looking for are the integrated offerings where we can bring a combined opportunity to bring in creative, bring in media, bring in PR, bring in experiential, all with a common purpose of working together to move the needle for our clients. And now with Acxiom added to our media capabilities initially and then on our creative, we have the insights in terms of how we can reach those consumers. So we think creativity and creative talent is a critical component of our offerings, and we didn’t lose sight of that. And as a result, I think, our core global agencies are performing well as a result of that.
As far as the numbers go, all I can tell you, the numbers we gave you were the numbers we’re using. I will comment on one point of it, and that is, we made some assumptions on Acxiom for the rest of the year and modeling forward, and it looks like we should be on target for achieving those goals. I think that’s an important point. So we wanted to make sure that we come out of the box on Acxiom as a proof point of the value that it adds to our portfolio. I’m very encouraged in terms of the way the transition is going, the way the teams are working together and focusing on opportunities between the two without losing sight of their core data management business. So we’re very pleased with the way the teams have handled the transition and the opportunities through that.
The question on American Express, I can tell you that, sure, the fact that we have Acxiom is a very important factor looking forward in terms of the opportunities that we have. But UM already was one of the top-performing media agencies in the business. Their track record reflected that. They were very strong in the offering, and I can’t tell you that one was necessary in terms of the win. I will tell you it didn’t hurt that we owned Acxiom, but I can’t tell you that it was because of Acxiom that we won. In fact, I believe we were very competitive even before the Acxiom transaction. This just made it even better.
Mr. Nollen:
And can we assume Acxiom is part of some of the ongoing pitches now?
Mr. Roth:
Well, you can count on it in the appropriate pitches going forward. The answer to that is yes.
Mr. Nollen:
Thanks.
Mr. Roth:
You’re welcome.

Operator:
Our next question comes from Ben Swinburne with Morgan Stanley. Your line is open.
Benjamin Swinburne, Morgan Stanley:
Thanks, good morning. Just sticking on the Acxiom topic, Michael, what’s a realistic expectation for us in terms of the timing of any revenue benefits or revenue synergies? I know you have to integrate the businesses, you’re focused on cross-selling and bringing them in the pitch activity. Is that something that starts immediately? Or do you think we should be thinking more about that over a period of time? And then I had some questions, a couple of questions, in the quarter for Frank.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, look, you don’t take a $2 billion transaction and all of a sudden come out of the box and say all of the synergies are there from day one. We’ve had extensive meetings and analysis. In fact, we’re presenting to the Board next week where we are on the transition and the synergy opportunities. But they’re going to take some time before we see the full impact of that. We don’t want to do anything stupid. In fact, we’re actually - our business problem right now, one of them, is holding back. In other words, the inbounds we’re getting from all of our agencies to have access to Acxiom, we don’t want to inundate Acxiom folks and really throw a monkey wrench in terms of a smooth transition. So we’re actually holding back on some of these opportunities. So I think it will take a while before we see the full synergies.
That said, what we said when we did the transaction, that we expect it to be accretive after adjusting for the costs and the amortization in the first year, and we believe we’re certainly on track to be able to say that and indicate that. We also made an assumption that we thought we’d see about a 5% growth on the Acxiom business, and we’re on target to do that.

Mr. Swinburne:
Okay. That’s great to hear. And then, Frank, just on the expenses in the quarter. Given how strong the top line’s been, I would have guessed incentive comp would have been higher as a percent of revenue. It’s down from last quarter. I know it was up year-on-year, but the business is growing much faster now than it was a year ago. Any comment on where bonus accruals may have showed up? And I saw temp labor was up quite a bit. Just, any color on that? And also “all other” O&G was up, I think, 6-7%. Just any comments on that as we think about any incremental margins on the business?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The increase in the incentive, Ben, is due to performance. So it’s based on where we think the year is going to land. So there’s no surprise in there, we expected it to be higher as we continue to improve on the top line. On the temp labor, it spiked a little bit around supporting new business wins, new business onboarding and pitching. So again, with growth, you don’t have the full-time employees to cover the incremental revenue needs, so that’s where you hit the temporary labor line.
Mr. Roth:
We also saw a 2% increase in our headcount. When you’re growing like we’re growing, and as we expect to onboard new clients on the new wins, there is a bit of a mismatch sometimes between SRS and new business being onboarded, because you don’t see revenue until later, but you certainly have to staff up early. And that’s one of the - you’re right - that’s one of the challenges we have to deal with as we onboard new clients. But that’s the kind of investment you like to make, right, because you know that the revenue is going to be there, it’s just a question of timing and, as Frank said, sometimes we use temporary labor. But ultimately, the better answer is to have the right people in the right jobs on a full-time basis.
Mr. Mergenthaler:
And to your other O&G question, it’s primarily that the spike is driven by pitch costs are up.
Mr. Swinburne:
Got you. So, all good problems to have.
Mr. Roth:
Yes. Exactly.
Mr. Swinburne:
Thanks a lot.
Mr. Mergenthaler:
Thanks, Ben.

Operator:
Our next question comes from Steven Cahall with Royal Bank of Canada. Your line is open.
Steven Cahall, RBC Capital Markets:
Thanks. To start off, Michael, just a question on growth. So you reiterated the 5% that you’ve been seeing in Acxiom, and your business is up around 5% year-to-date. And everything you said sounded pretty constructive, so is 5% the new kind-of run rate in this environment for IPG? Is that a number that you’re comfortable with?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, first of all, I reiterated what I said is, we expected the 5% growth to be consistent through the rest of the quarter. I didn’t exactly commit to it. But yes, I think it’s reasonable. And obviously, our target is 4.5%, not 5%. So what I said was, that we’re comfortable in reaching the 4.5% or something higher than that, and I’ll stick to those words. But, obviously, the tone of our business and the new business wins put us in the high end of the range on the revenue side.
Mr. Cahall:
Okay. Yes, that’s fair. And then, Frank, just a couple more on the model. First, if we think about the margin impact from Acxiom, it’s fairly significant. So as we just start to look forward, even with a little bit of deceleration in margin expansion, should we think of any reason why we don’t just model in that extra margin from Acxiom that you’ve shown in the slides? And then maybe if you could just help us a little bit with what you think about for your interest run rate and remind us what your pace to deleverage back down to your target is. Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Steven, on the margin, we’re in the planning process now, including the AMS folks are coming in next week. So we’ll guide on the February call where we think our ’19 margins target will be. So right now, don’t really want to comment on that. On the deleveraging comment, we’ll say investment grade is critical for us. We’ve committed to the rating agencies to delever. We haven’t put a time line out there as to how we’re going to progress against that, other than it’s very important for us to maintain our investment-grade rating, and we will delever accordingly.
Mr. Roth:
One of the things that sometimes gets overlooked, when we announced this transaction, we thought there might be a downgrade in our ratings. And we were prepared, not that we’re asking them to do that. But the fact that the rating agencies - one put us a little further, put us on negative, but they held the ratings at least for a while - the fact that the others held our ratings is an indication of the strength of our balance sheet and our modeling going forward. So I think we’ve been pretty good in terms of protecting the financial strength as well as dealing with shareholder returns in an appropriate way, while maintaining our leverage and our financial strength.
So that’s what we’re going to do. We do see us returning to buybacks. Whether it’s one year versus another, will be probably a function of the macroeconomic environment and business performance. And, like I said, we don’t see any big transactions that we need capital for. So if you look at our CapEx, that’s assuming $200 million of CapEx, and we do some bolt-on transactions of a nominal size, whatever the excess capital we have, we still maintain belongs to our shareholders and protecting our financial strength on the balance sheet and our ratings. And the one thing we’ve been consistent over the last 14 years is being able to manage that, and we expect to do that going forward.

Operator:
Our next question comes from Jason Bazinet with Citi. Your line is open.
Jason B. Bazinet, Citi Research:
Just had a question on slide 21 related to Acxiom. You guys mentioned that you’re going to use adjusted EPS as a key indicator going forward. And I’m guessing maybe -even in this quarter you have adjusted EPS - so I’m guessing what that really is code for is cash EPS. And my question is, have you guys ever traded on cash EPS before? Because when I go through just back of the envelope, it seems like if the Street moves to a cash EPS number as opposed to

GAAP is what, it’s like, somewhere between $2-3 a share in your share price, depending on what multiple the Street may use.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, look, you’re the expert on how we multiple. We just deliver results.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
We’re just trying to be as transparent as we can, so smart analysts can evaluate what the valuation of our business is.
Mr. Roth:
Yes, but I understand your point and, look, we went through a period of time in our Company where EPS was totally irrelevant because of all the issues we were dealing with. So that’s why we think the EBITA number is a good one to compare us to. And by the way, thank you for your analysis and position that you came out with this morning. We appreciate it.
Mr. Bazinet:
Yes, of course, of course. Thank you.

Operator:
Our next question comes from Dan Salmon with BMO Capital Markets. Your line is open.
Daniel Salmon, BMO Capital Markets:
Good morning, everyone. Michael, I just want to follow up on one of the prior questions on Acxiom. You mentioned, beyond Mediabrands, you highlighted the creative agencies. Should we take that to mean, as you think about moving beyond Mediabrands, that’s sort of the first place you want to bring the Acxiom offering? Just maybe more broadly, I would love to hear about what you’re thinking now that the deal is closed and you’re you getting more internal feedback on how you might extend those services and those products across the rest of the holding company. And then, second, you called out healthcare, once again, as a strong sector. I would just love to hear your high-level thoughts on not just what it’s contributing to IPG’s strength there, but what’s going on in the broader marketplace there, and how much you expect to continue to see strength in the vertical. Great, thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me talk about healthcare, because it’s a great point, and it’s obviously a key driver. Year-to-date, healthcare is 25% of our business, which has been growing as you pointed out over a number of years. And of course, the performance is in our best-performing sector, so it’s always good to have an overweight in the sector that’s over-performing. Now one follows the other, obviously.
What we’ve seen on the healthcare side is exactly what we were talking about in terms of open architecture. The recent wins in healthcare are basically tailor-made to the open-architecture structure. Healthcare companies, in fact one of them, global, I was meeting with one of the global - one of the pitches actually in the global healthcare - and they were using the term “open architecture” to us. So what they’re looking for is the resources that we have within IPG that can help them, either by drug and expertise. So that expertise may be at FCB, it may be at McCann Health. So we have to be in a position to bring in teams of that expertise. And the only way to do that is through an open-architecture structure. And the healthcare businesses are doing quite well, and we have global offerings within that sector that meets the needs of our clients. And then when you overlay PR - as I indicated, the Novartis win - it really gives us a great opportunity to show what open architecture can deliver to clients. And they love that, and it’s up to us to make sure that there’s collaboration going on within our agencies, because, obviously, the same agencies that are collaborating, sometimes they’re competing for the same business. So it’s our - that’s the reason we use open architecture as opposed to one single agency per se. So I believe that healthcare is going to continue to perform well in the marketplace, and our offerings are best-in-class, as reflected by our wins in the sector.
The synergies on Acxiom, what I was referring to on the creative side, is just, think how powerful it is. Our creative people right now are, have their own data analytics to reach consumers to get in with the right creative that is relevant and trustworthy to that consumer. When you overlay first-party data or data analytics that Acxiom can bring to the table, it just makes that offering that much more powerful, and if you couple it with media planning and execution, you have the holy grail of our business. But you can’t, all of a sudden, just do this at one time. So we’re being very thoughtful about this, which is why we’re using our media businesses at the first blush here, because that’s where the biggest opportunities are initially. So what we’re doing is, we’ll get that structured correctly. As we’re comfortable with that, then we’ll start rolling it out to the creative agencies that we have, in all our other agencies. But at first, the media focus is where the opportunities are.
Mr. Salmon:
Ok, great. Thank you, Michael.
Mr. Roth:
My pleasure. Thank you.

Operator:
Our next question comes from David Joyce with Evercore. Your line is open.
David Joyce, Evercore ISI:
Thank you. I was wondering if you could update us on the trend of your clients in-housing certain functions. What is it that you’re doing to help them? And then, what sorts of the more complex activities are you still involved in? And how is that impacting your business?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, thank you. I know there was a recent report that showed there was an increase in in-housing. I think the reference was a lot of the programmatic was there. We’ve been talking all along, yes, we’ve seen clients in-house programmatic, but that’s easier said than done. Programmatic is a very complex tool, and even when - we actually help our clients bring it in-house, but the relationships with the various providers, the analytics that go with it, the ability to reach into the marketplace and have the best deals, we can help our clients do that. And what that enables us to do is continue the relationship between us and our clients and our ability to bring in our expertise. So we haven’t seen huge movement into in-housing on the programmatic side. The side that is coming in-house, the more mechanical part of it, but the relationships and the expertise that we have, that we can bring to the table, is still relevant to those companies that bring in-house.
And, by the way, it takes a lot of money to invest and maintain that investment over a period of time, and that remains to be seen how many of these clients that are bringing it in-house are going to continue to do that. Historically, we saw a lot of companies bring creative in-house and then eventually go back out and then come back in. So that’s nothing new to our industry. We know how to deal with that. But the value that we bring, both in terms of industry expertise, creative talent, media talent and experiential and PR, just gives us other reasons to be in front of our clients even if they take in some part of it in-house. But we haven’t seen as dramatic an increase as everyone is talking about.
Mr. Joyce:
Appreciate it. Thank you.

Operator:
That was our final question for today. I’d now like to turn the call back over to Mr. Roth.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Well, thank you very much. Obviously, we’re excited about our results, but we realize we have a big fourth quarter coming up. We’ve got our heads down, and we’re off to work. Thank you.
Operator:
This concludes today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2018
	As Reported	Net Losses on Sales of Businesses 1	Acxiom Transactions Costs	Adjusted Results
Net Revenue	$1,895.7			$1,895.7
Billable Expenses	401.8			401.8
Total Revenue	2,297.5			2,297.5

Cost of Services	1,970.2			1,970.2
Selling, General and Administrative Expenses	21.6		$11.0	10.6
Depreciation and Amortization	44.0			44.0
Total Operating Expense	2,035.8		11.0	2,024.8

Operating Income	261.7		(11.0)	272.7
Operating Margin on Net Revenue %	13.8%			14.4%

Interest Expense, Net	(22.3)		(3.3)	(19.0)
Other Expense, Net	(15.3)	$(5.8)	(10.3)	0.8
Total (Expenses) and Other Income	(37.6)	(5.8)	(13.6)	(18.2)
Income Before Income Taxes	224.1	(5.8)	(24.6)	254.5
Provision for Income Taxes	60.7	0.7	6.2	67.6
Equity in Net Income of Unconsolidated Affiliates	0.1			0.1
Net Income Attributable to Noncontrolling Interests	(2.5)			(2.5)
Net Income Available to IPG Common Stockholders	$161.0	$(5.1)	$(18.4)	$184.5

Weighted-Average Number of Common Shares Outstanding - Basic	382.6			382.6
Dilutive effect of stock options and restricted shares	5.8			5.8
Weighted-Average Number of Common Shares Outstanding - Diluted	388.4			388.4

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.42	$(0.01)	$(0.05)	$0.48
Diluted	$0.41	$(0.01)	$(0.05)	$0.48

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2018
	As Reported	Net Losses on Sales of Businesses [1]	Acxiom Transaction Costs	Adjusted Results
Net Revenue	$5,617.9			$5,617.9
Billable Expenses	1,240.5			1,240.5
Total Revenue	6,858.4			6,858.4

Cost of Services	6,089.2			6,089.2
Selling, General and Administrative Expenses	85.5		$12.4	73.1
Depreciation and Amortization	134.0			134.0
Total Operating Expense	6,308.7		12.4	6,296.3

Operating Income	549.7		(12.4)	562.1
Operating Margin on Net Revenue %	9.8%			10.0%

Interest Expense, Net	(59.6)		(3.3)	(56.3)
Other Expense, Net	(56.0)	$(50.0)	(10.3)	4.3
Total (Expenses) and Other Income	(115.6)	(50.0)	(13.6)	(52.0)
Income Before Income Taxes	434.1	(50.0)	(26.0)	510.1
Provision for Income Taxes	137.0	1.1	6.5	144.6
Equity in Net Loss of Unconsolidated Affiliates	(1.9)			(1.9)
Net Income Attributable to Noncontrolling Interests	(2.5)			(2.5)
Net Income Available to IPG Common Stockholders	$292.7	$(48.9)	$(19.5)	$361.1

Weighted-Average Number of Common Shares Outstanding - Basic	383.2			383.2
Dilutive effect of stock options and restricted shares	5.2			5.2
Weighted-Average Number of Common Shares Outstanding - Diluted	388.4			388.4

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.76	$(0.13)	$(0.05)	$0.94
Diluted	$0.75	$(0.13)	$(0.05)	$0.93

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended September 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Adjusted Results
Income Before Income Taxes	$228.2	$(8.7)		$236.9
Provision for Income Taxes	54.9	1.7	$31.2	87.8
Equity in Net Loss of Unconsolidated Affiliates	(1.0)			(1.0)
Net Income Attributable to Noncontrolling Interests	(2.6)			(2.6)
Net Income Available to IPG Common Stockholders	$169.7	$(7.0)	$31.2	$145.5

Weighted-Average Number of Common Shares Outstanding - Basic	389.5			389.5
Dilutive effect of stock options and restricted shares	7.7			7.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.2			397.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.44	$(0.02)	$0.08	$0.37
Diluted	$0.43	$(0.02)	$0.08	$0.37

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Nine Months Ended September 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Adjusted Results
Income Before Income Taxes	$437.3	$(20.9)		$458.2
Provision for Income Taxes	136.2	1.7	$31.2	169.1
Equity in Net Income of Unconsolidated Affiliates	0.1			0.1
Net Loss Attributable to Noncontrolling Interests	0.9			0.9
Net Income Available to IPG Common Stockholders	$302.1	$(19.2)	$31.2	$290.1

Weighted-Average Number of Common Shares Outstanding - Basic	391.2			391.2
Dilutive effect of stock options and restricted shares	7.4			7.4
Weighted-Average Number of Common Shares Outstanding - Diluted	398.6			398.6

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.77	$(0.05)	$0.08	$0.74
Diluted	$0.76	$(0.05)	$0.08	$0.73

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.